Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Counsel and Independent Auditors" and to the use of our report on Dreyfus High Yield Shares and Dreyfus Mortgage Shares dated May 28, 2002, in this Registration Statement (Form N-1A No. 333-84224 and No. 811-21047) of Dreyfus Fixed Income Securities.

ERNST & YOUNG LLP

New York, New York
May 28, 2002